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Exhibit 8.1

PORTER & HEDGES, L.L.P. ATTORNEYS AND COUNSELORS AT LAW 1000 MAIN STREET, 36TH FLOOR HOUSTON, TEXAS 77002-2764 TELECOPIER (713) 228-1331 TELEPHONE (713) 226-6000	MAILING ADDRESS: P.O. BOX 4744 HOUSTON, TX 77210-4744

August 14, 2006

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027

  Re:
  Registration Statement on Form S-3 pertaining to $500,000,000 aggregate principal amount of 2.50% Convertible Senior Notes Due 2026

Ladies and Gentlemen:

        We have acted as special federal income tax counsel for Cameron International Corporation, a Delaware corporation ("Cameron"), in connection with the registration of $500,000,000 of its 2.50% Convertible Senior Notes Due 2026 (the "Notes") and the 7,066,400 shares of its common stock, par value $0.01 per share, issuable upon conversion of the Notes pursuant to a registration statement on Form S-3 (the "Registration Statement") filed today by Cameron with the Securities and Exchange Commission. In connection therewith, we have participated in the preparation of, and have reviewed, the prospectus (the "Prospectus") included in the Registration Statement.

        In arriving at the opinion expressed below, we have examined the Registration Statement, the Prospectus and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

        Based on our review of the foregoing, in our opinion, under the laws in effect on the date hereof, the statements in the Prospectus under the caption "Material U.S. Federal Income Tax Consequences," insofar as such statements constitute summaries of the laws, regulations or legal matters referred to therein, are, subject to the qualifications stated therein, accurate in all material respects and fairly summarize the matters referred to therein.

        The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

        This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. Further, we express no opinion as to the laws of any jurisdiction other than the law of the United States of America. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

        We are members of the bar of the State of Texas. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, however, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                      Very truly yours,

                      /s/ Porter & Hedges, LLP

                      Porter & Hedges, LLP

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  Exhibit 8.1